Exhibit 4.12

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF COMMON STOCK

The following description of the common stock of Global Payments Inc. (the “Company”) is based upon the Company’s amended and restated articles of incorporation (the “Articles of Incorporation”) and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and the Company’s bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Articles of Incorporation and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.12 is a part.
Authorized Capital Stock
Under the Articles of Incorporation, the Company’s authorized capital stock consists of 400,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. All outstanding shares of the Company’s capital stock are fully paid and non-assessable.
Common Stock
Dividend Rights
Holders of the Company’s common stock are entitled to receive dividends as and when declared by the Company’s board of directors in its discretion, payable out of any of the Company’s assets at the time legally available for the payment of dividends in accordance with the Official Code of Georgia.
Voting Rights
Each holder of a share of Company common stock is entitled to one vote. Directors will be elected by a majority of votes cast, except that where the number of nominees exceeds the number of directors to be elected at a meeting as of the meeting’s record date, then each director will be elected by a plurality of the votes cast. Pursuant to the Company's bylaws, action on other matters is approved if votes cast in favor of the action exceed the votes cast opposing the action, unless the Official Code of Georgia or the Articles of Incorporation provide otherwise. If the Company issues preferred stock, holders of such stock may possess voting rights.
Liquidation Rights
Holders of Company common stock are entitled to receive the net assets of the Company upon dissolution.
Preemptive Rights
The Company’s common shareholders are not entitled to any preemptive rights to purchase or receive any shares of the Company stock, any obligation convertible into or exchangeable for shares of Company stock or any warrants, options, or rights to purchase or subscribe for any convertible or exchangeable obligation. The Company’s board of directors, at its discretion, may issue such stock or other securities to any party and on terms it deems advisable.
Preferred Stock
The Articles of Incorporation permit the Company’s board of directors to issue up to 5,000,000 shares of preferred stock (none of which are outstanding) in one or more series. The Company’s board of directors is vested with the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitation of the shares of any class or series so established.
The issuance of preferred stock could adversely affect the rights of holders of common stock.
Miscellaneous
The Articles of Incorporation contain no restrictions on the alienability of the Company’s common stock. The Company’s common stock is traded on the New York Stock Exchange under the symbol “GPN.”
Certain Anti-Takeover Provisions
Certain provisions of the Articles of Incorporation, the bylaws and the Official Code of Georgia could make it more difficult to consummate an acquisition of control of the Company by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Company’s board of directors, regardless of whether the Company’s shareholders support the transaction. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation, the Company’s bylaws and the Official Code of Georgia.
Business Combination
In general, the business combination statute set forth in Sections 14-2-1131 through 14-2-1133 of the Official Code of Georgia prohibits a purchaser who acquires 10% or more of the outstanding voting stock of the Company, an “interested shareholder,” from completing a business combination with the Company for five years unless (1) prior to the time the person becomes an interested shareholder, the Company’s board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (2) after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of the voting stock of the Company, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers of the Company or their affiliates or associates, (ii) subsidiaries of the Company, and (iii) specific employee benefit plans, or (3) after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of the voting stock of the Company, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers of the Company or their affiliates or associates, (ii) subsidiaries of the Company, and (iii) specific employee benefit plans, and the business combination was approved by the holders of a majority of the Company’s stock entitled to vote on the transaction (excluding shares owned by the persons described in (i), (ii) and (iii) above or by the interested shareholder). The Company has elected to be governed by these provisions of the Official Code of Georgia with respect to business combinations with interested shareholders.
Advance Notice Provision
At any annual meeting of shareholders, the business to be conducted, including the nomination of candidates to be elected as directors of the Company, is limited to business brought before the meeting by or at the direction of the Company’s board of directors, or a shareholder who has given timely written notice to the Company’s secretary of its intention to bring such business before the meeting. A shareholder must give notice that is received at the Company’s principal executive offices in writing not less than 120 days nor more than 150 calendar days before the first anniversary of the date the Company distributed its proxy statement to shareholders in connection with the previous year’s annual meeting. However, if the annual meeting is scheduled to be held on a date more than 30 calendar days earlier than or 60 calendar days after the anniversary of the previous year’s annual meeting, notice by the shareholder in order to be timely must be received not later than the later of 120 days prior to the annual meeting or the close of business on the fifth day following the day on which public announcement is first made of the date of the annual meeting. In the case of a special meeting of shareholders at which directors are to be elected, a shareholder must give notice to nominate a director not later than the close of business on the 120th day prior to such special meeting or the fifth day following the day on which public announcement is first made of the date of the special meeting and the fact that directors are to be elected at such meeting. A shareholder’s notice must also contain certain information specified in the Company’s bylaws. A majority of the votes entitled to be cast on a matter at a meeting shall constitute a quorum except as otherwise required by law.

Special Meetings
A special meeting of the Company’s shareholders may be called by (1) the board of directors, (2) the chairman of the board of directors, (3) the chief executive officer or (4) the holders of the majority of the votes entitled to be cast at such special meeting.
Additional Authorized Shares of Capital Stock
The additional shares of authorized common stock and preferred stock available for issuance under the Company’s articles of incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Limitation of Liability; Indemnification
The Articles of Incorporation contain certain provisions permitted under the Official Code of Georgia relating to the liability of directors. These provisions eliminate a director’s personal liability to the Company and its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for:
•any appropriation, in violation of his or her duties, of any business opportunity of the Company;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•the types of liability specified in Section 14-2-832 of the Official Code of Georgia; and
•any transaction from which the director derives an improper personal benefit.
These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or the Company from bringing a lawsuit against the Company’s directors. However, these provisions do not limit or eliminate the Company’s rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. Also, these provisions will not alter a director’s liability under federal securities laws.
The Company’s bylaws also provide that the Company must indemnify its directors and officers to the fullest extent permitted by Georgia law, and the bylaws provide that the Company must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Georgia law, subject to very limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with the Company and will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of the indemnitee’s heirs, executors and administrators.